Exhibit 10.9


                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") made this ____ day of September, 2003, by and between BIO-ONE CORPORATION, a corporation organized and existing under the laws of Nevada with offices at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708, 32708 ("Bio-One"), PNLABS, INC. a corporation organized and existing under the laws of Nevada and a wholly owned subsidiary of Bio-One (the "Purchaser"), and PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., a corporation organized and existing under the laws of Florida with offices at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408 ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller is willing to sell to Purchaser and Purchaser is willing to buy from Seller, upon the terms and conditions hereinafter set forth, all right, title and interest of the Seller in and to its Assets (as hereinafter defined) (such business is hereinafter collectively called the "Seller's Business"), as more fully set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINED TERMS

         1.1 "DEFINED TERMS" Where used herein or in any amendments hereto, the following terms shall have the following meanings except as defined otherwise in this Agreement.

         1.2 "ASSETS" means those assets to be conveyed hereunder as more fully set forth in the attached Schedule A.

         1.3 "BUSINESS" means the business operations presently and heretofore carried on by Seller at its current place of business located at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408.

         1.4 "BUSINESS DAY" means any day except Saturday, Sunday, or any statutory holiday in the State of Florida.

         1.5 "CLOSING DATE" means the ___ day of September, 2003 or such other date as may be mutually agreed upon in writing by the parties hereto.

         1.6 "PURCHASE DOCUMENTS" means this Agreement and all other agreements, documents or instruments to be executed in connection with this Agreement.

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         2. PURCHASE OF ASSETS AND PURCHASE PRICE

         2.1. Assets. Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the Closing and as of the Closing Date (as said terms are hereinafter defined), convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Products and certain of Seller's assets used in the conduct of Seller's Business, whether constituting real or personal, tangible or intangible personal property, and whether or not in the possession or control of Seller, (hereinafter collectively referred to as the "Assets") including, but without limitation, all of the Assets shown on the Seller's Balance Sheet attached hereto as Schedule A. All Assets are to be in good working condition and the inventory of product in good and saleable condition.

         2.2 Liabilities. The Purchaser shall assume no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise, except for any taxes that may become due on or about the time of Closing, but not to exceed $1,000.

                  A. Without in any way limiting the generality of the foregoing, Purchaser shall not assume any obligation or liability of Seller with respect to the following (i) any transaction involving Seller occurring after the Closing Date; (ii) any liability of Seller for federal, state or local taxes, fees, assessments or other similar charges (including without limitation income taxes, real estate taxes, payroll taxes and sales taxes); (iii) any liability for services performed by Seller on or prior to the Closing Date; (iv) any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller, including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date for which Seller shall be liable; (v) any liability or obligation incurred in connection with or related to the transfer of the Assets pursuant hereto including, but not limited to sales taxes, transfer taxes or stamp taxes; (vi) any liability of any kind whatsoever resulting from the failure of Seller to comply with the requirements of all applicable building, fire, zoning and environmental laws, laws relating to occupational health and safety and other laws applicable to Seller or the conduct of its business; (vii) any liability under any Assumed Contract to the extent such liability arises out of Seller's failure to perform its obligations thereunder to the extent performance is due on or prior to the Closing Date; (viii) any liability of Seller to Seller's stockholders or their relatives or friends; (ix) any indebtedness of Seller to any banks or other lending institutions; (x) liabilities in respect of any pension, profit sharing or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Seller.

         2.3 Purchase Price. Purchaser shall pay to Seller for the Assets a purchase price (the "Purchase Price") of Five Percent (5%) Royalty on all monthly sales (less sales tax and returns) of PNLabs, Inc. during the ensuing 5 years. This shall be paid monthly in cash. Within five (5) days after the end of each calendar month after the Closing Date, the Purchaser shall pay to the Seller a royalty of five percent (5%) of the sales in the immediately preceding calendar month (such payments are hereinafter collectively referred to as the "Royalty Payments"). Within five (5) days after the end of each calendar month after the Closing Date, the Purchaser shall render to the Seller a written statement, on the amount of Royalty Payment due hereunder and shall set forth
(i) the Purchaser's sales of products during the immediately preceding calendar month; (ii) the calculation of sales during such calendar month; and (iii) a calculation of the Royalty Payment due hereunder. Such statement shall be

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accompanied by a check in the full amount of such Royalty Payment. This Royalty
Payment would survive any future sale of PNLabs, Inc. to a third party prior to the expiration of the five (5) year obligation.

                  A. Purchase Price Adjustment. The Purchase Price shall be decreased by the amount, if any, that the "Net Asset Amount" as stated in the July 31, 2003 Balance Sheet is less than $106,000.00 (the "Purchase Price Adjustment"). Any Purchase Price Adjustment shall be applied to the next available Royalty Payment as described in Paragraph 2.3 on a dollar for dollar basis.

                  B. Purchaser's Obligations. At the Closing, Purchaser shall provide payment of $50,000 cash for working capital. In addition, Purchaser shall provide $1,400,000 for agreed upon marketing programs ("Marketing Program Investment") All cash payments will be deposited into the newly formed entity PNLabs, Inc., which in turn, will disburse funds as per this Agreement. The terms of the Marketing Program Investment would be in the form of a guaranteed $50,000 per month during September, October, November and December 2003.

In the event that Purchaser defaults on any of the payments in 2003, the Assets shall revert back to the Seller and the Agreement shall be terminated.

During 2004 the payments would increase to $100,000 per month for 12 months.
The Marketing Program Investment Criteria for 2004 would be based upon PNLabs, Inc. having achieved its 2003 sales and EBITDA Business Plan goals. Each 60 days during 2004 the PNLabs, Inc. performance would be compared to its sales and EBITDA Business Plan goals and the $100,000 investment per month would continue for so long as PNLabs, Inc. achieved its 2004 sales and EBITDA Business Plan goals. If PNLabs, Inc. is not achieving its sales and EBITDA Business Plan goals then Purchaser may, in its sole discretion, elect to reduce or discontinue the Marketing Program Investment. PNLabs, Inc. will act in good faith to use reasonable commercial effort to market its products and optimize sales and EBITDA. A copy of the projected sales and EBITDA is attached as Schedule B.

         2.4. Allocation of the Purchase Price. The Purchase Price shall be allocated amongst the Assets as provided in Schedule A attached hereto, and each party shall file in a manner consistent therewith (i) the reports required under
Section 1060 of the Internal Revenue Code of 1986, as amended, and (ii) their respective Federal, state and local tax returns.

         3. DOCUMENTS TO BE DELIVERED AT CLOSING

         3.1. At the Closing:

                  A. Seller shall execute and deliver to Purchaser a Bill of Sale fully executed and in the form of Schedule C attached hereto, conveying, selling, transferring and assigning to Purchaser all of the Assets free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

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                  B. Seller shall execute or endorse and deliver to Purchaser other duly executed separate instruments of sale, assignment or transfer, including, but not limited to assignments of contract rights or leases in form suitable, where appropriate, for filing or recording with the appropriate office or agency for various items of the Assets or other rights of Seller to be conveyed hereunder, where, in Purchaser's reasonable judgment, the same are necessary or desirable in order to vest or evidence title hereto in Purchaser.

                  C. Purchaser shall pay the Purchase Price for the Assets in accordance with the terms of Section 2 hereof.

                  D. Seller shall deliver to Purchaser copies, certified by the Secretary of Seller, of (i) certificates of good standing in the jurisdiction of the Seller's incorporation and in each other jurisdiction in which the Seller is doing or transacting business, and (ii) the written approval of the Board of Directors certifying that a majority of the stockholders of Seller have authorized this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

                  E. Purchaser shall deliver to Seller copies, certified by the Secretary of Purchaser, of (i) certificates of good standing in the jurisdiction of the Purchaser's incorporation and in each other jurisdiction in which the Purchaser is doing or transacting business, and (ii) the written approval of the Board of Directors of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

                  F. Seller shall deliver to the Purchaser all books and records of the Seller relating to the Seller's Business, the Customers and the Assets.

                  G. Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated including, without limitation, the written consent of the Landlord for the assignment of the Seller's leasehold obligation at its Business location.

         4. CLOSNG. The Closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith shall take place at the office of the Seller, such Closing to take place by delivery of executed counterparts of this Agreement and all other documents, instruments and certificates required to be delivered by Seller or Purchaser at the Closing (Said Closing and said date thereof, herein referred to as the "Closing" and the "Closing Date", respectively). The effective date of this Agreement shall be the date of execution by the last signatory to this Agreement.

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         5. REPRESENTATIONS AND WARRANTIES BY SELLER.

         5.1. Seller represents and warrants to Purchaser as follows:

                  A. Seller is a corporation duly organized and validly existing under the laws of the State of Florida. Seller has full power and authority to own the Assets and conduct its business and that the Assets are owned free and clear of all liabilities of any kind or nature without any liens or encumbrances.

                  B. The execution, delivery and performance of the Purchase Documents by Seller, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

                           (i) violate any provision of law, statute, rule or
regulation to which Seller is subject, (ii) violate any judgment, order, writ or decree to which Seller is a party or by which it is or may be bound; or

                           (iii) to the knowledge of Seller, result in the
breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets being purchased hereunder, under the corporate charter or by-laws or any other agreement, understanding or instrument to which Seller is a party or by which it is or may be bound or affected.

                  C. All necessary corporate action has been taken by Seller to authorize the execution, delivery and performance of the Purchase Documents. The Purchase Documents have been duly and validly authorized, executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable against it in accordance with their respective terms.

                  D. All consents and approval required for transferring the Assets to Purchaser hereunder and for assigning the agreements, including without limitation all amendments, modifications, and supplements, whether written or oral ("Agreements") and for performing Seller's obligations under the Purchase Documents have been obtained or will be obtained. No consent of any court, governmental agency or other public authority is required as a condition to the enforceability of the Purchase Documents.

                  E. Seller has good and merchantable title to all Assets and acknowledges that the Assets being transferred per Schedule "A" are not encumbered by any liens or the subject matter of any known or anticipated litigation.

                  F. To the best of its knowledge Seller has conducted its business in compliance with all applicable federal, state and local laws, regulations and ordinances.

                  G. Seller has not received any notice that it is infringing upon the research, development, processes, methods, techniques, inventions, know how patents, patent rights, trade name, trademarks and service marks of any other party.

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                  H. Seller has paid all personal and intangible property taxes due as a result of the ownership of the assets and there are no amounts due and owing for personal property or intangible property taxes.

                  I. There is (and has not been since its inception) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Seller, except for the settlement agreement with UPS. No petition in bankruptcy or receivership has ever been filed by or against Seller.

         6. PRESENTATIONS AND WARRANTIES OF PURCHASER

         6.1 Purchaser hereby represents and warrants to Seller as follows:

                  A. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada has full power and authority to own its property and conduct its business.

                  B. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

                           (i) violate any provision of law, statute, rule or
regulation to which Purchaser is subject;

                           (ii) violate any judgment, order, writ or decree to
which Purchaser is a party or by which Purchaser is bound; or

                           (iii) result in the modification or termination of,
or constitute a default under the corporate charter or by-laws or any other agreement, understanding or instrument to which Purchaser is a party or by which Purchaser is or may be bound or affected.

                  C. All necessary corporate action has been taken by Purchaser to authorize the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby. This Agreement has been duly and validly authorized and is a binding obligation of Purchaser enforceable against it in accordance with its terms.

                    D. Purchaser has the necessary funds to fulfill its obligations under this Agreement through its parent company, Bio-One Corporation.

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                  E. There is (and has not been since its inception) no
claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Purchaser, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Purchaser's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Purchaser is not subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Purchaser. No petition in bankruptcy or receivership has ever been filed by or against Purchaser.

         7. CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE

         7.1 All obligations of Seller hereunder are, at the option of Seller,s ubject to the conditions that, at the Closing Date:

                  A. All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

                  B. Purchaser shall have tendered the required documents and certificates at the Closing as set forth in Section 3 hereof.

                  C. The Purchase Price described in Section 2.3 hereof due at the Closing shall have been paid by Purchaser.

                  D. All corporate action necessary to authorize (A) the execution, delivery and performance by Purchaser of this Agreement and any other agreements or instruments contemplated hereby to which Purchaser is a party and
(B) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the board of directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser.

         8. CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

         8.01 All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

                  A. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

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                  B. Seller shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in Section 3 hereof.

                  C. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control after the Closing Date the Assets and the Seller's Business.

                  D. All corporate action, necessary to authorize (A) the execution, delivery and performance by the Seller of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller is a party and (B) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all applicable resolutions of Seller certified by the Secretary or Assistant Secretary of the Seller.

                  E. The Seller shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

                  F. Leases. Seller shall at its own cost and expense assign the current existing lease to the Purchaser and obtain all required landlord consents. Any costs assessed by the Landlord in the assignment of the leasehold obligation shall be borne by Seller. In the alternative, Purchaser may prior to Closing negotiate a new lease for the premises. In the event that Purchaser is not able to secure a new lease from the Landlord, Purchaser agrees to indemnify and hold Seller harmless as a result of any liability arising following the Closing. Nothing contained herein shall be construed to impose any liability on the Purchaser for any rental obligations accruing prior to Closing.

                  G. Employment Agreements. Purchaser shall enter into an employment agreement with Jeff Gill on terms mutually agreeable to the Purchaser and the respective party and the said party shall work on a full time basis and devote his full attention to the business of the Purchaser. A copy of the employment agreement is attached as Schedule D. Purchaser shall enter into employment agreements with the four existing employees of Seller.

         9. INDEMNIFICATIONS

         9.01 Seller agrees to indemnify and hold harmless Purchaser from:

                  A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenants on the part of Seller under this Agreement.

                  B. Any and all actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorneys fees, expenses incident to any of the foregoing.

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                  C. Any and all liabilities as they relate to the personal
property being transferred under this Purchase and Sale Agreement which are not specifically set forth.

         9.02 Purchaser agrees to indemnify and hold Seller harmless from:

                  A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non- fulfillment of any covenant on the part of Purchaser under this Agreement

                  B. Any and all actions, suits, proceeding, demands, assessments, judgments, costs, reasonable attorney's fees and expenses incident to any of the foregoing.

          9.03 Any party having an indemnification claim hereunder (Indemnitee") shall give the other party ("Indemnitor") prompt notice in writing of any claim by any third party which gives rise to a claim for indemnification hereunder, and of any alleged breach of any of the representations and warranties contained in this Agreement. As to any alleged breach of the representations or warranties, written notice shall contain a statement setting forth the nature of the alleged breach or breaches. The Indemnitor shall have thirty (30) days after the delivery of such notice to cure or contest any such claim by a third party or any such alleged breach or breaches. At its option, to be exercised within thirty (30) days of such notice, the Indemnitor may defend against any such action or proceeding with counsel of its choice, at the Indemnitor's expense, it being understood, however, that the Indemnitor's designation of counsel shall be subject to the approval of the indemnitee, which approval shall not be unreasonably withhold. Additionally, at its own expense the Indemnitee may participate in any such defense with counsel of its choice. As long as the defense is being handled by the Indemnitor, the Indemnitee shall not settle any such claim, action or proceeding without prior written consent of the Indemnitor, except that if the Indemnitee does elect to settle the matter without such consent, the Indemnitor shall be released from the terms of this indemnification. Notwithstanding the foregoing, in the event the Indemnitor elects not to defend any such claim, action, or proceeding, the Indemnitee may do so, in which event the Indemnitor shall continue to indemnify the Indemnitee for any liabilities, losses and damages incurred by the Indemnitee, including any settlement payments and for the reasonable costs and expenses of this counsel.

         9.04 All indemnifications made herein by Purchaser and Seller shall survive the closing of this transaction and shall enure to the benefit of the Purchaser's and Seller's heirs, assigns, agents, principals, members and/or shareholders.

         10. TERMINATION DEFAULT REMEDIES

         10.01. Termination. If either Purchaser or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the

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notice is based. The termination shall be effective ten (10) days after the
Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

         10.02. Default; Remedies. Notwithstanding Section 10.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

         10.03. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

         11. MISCELLANEOUS.

         11.01 This Agreement may not be assigned by Purchaser without the prior written consent of Seller whose consent shall not be unreasonably withheld.

         11.02 Survival or Representations. The representations and warranties set forth herein shall survive the execution of this Agreement.

         11.03 Entire Agreement. This Agreement, together with all documents incorporated herein by reference constitutes the complete and exclusive statement of the agreement between the parties hereto and supersedes any and all prior express or implied agreements or understandings between the parties hereto concerning the subject matter hereof. No amendment, waiver or other alteration of this Agreement may be made except by mutual agreement in writing.

         11.04 Governing Law and Disputes. This Agreement shall be in all respects, governed by, construed, and enforced in accordance with the laws of the State of Florida, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the state court located in Palm Beach County, Florida. The Seller hereby consents to the jurisdiction of such court and waives any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs.

         11.05 Captions. The captions herein are for the convenience of the parties and are not to be constructed as part of the terms of this Agreement.

         11.06 Waiver. Any waiver by either party of any breach of this Agreement shall not be considered a waiver of any subsequent breach.

         11.07 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and mailed by registered or certified mail, postage prepaid return receipt requested, to the party to whom it is to be given.

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         11.08 Severability: If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is similar in tenor to the stricken provision as is legally possible.

         11.09 Expenses. Each of the parties hereto shall bear its own expenses in connection with the transactions contemplated.

         11.10 Finders Fees. Neither Seller nor Purchaser has incurred any liabilities for finders' fees or commission except for the finder's fee that Purchaser intends to pay to Robert Gartzman.

         11.11 Additional Documentation: The parties agree that without the payment of additional consideration, each party will provide the other with such information as may be necessary to carry out the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement under seal on the day and year first above written.

SELLER:

ATTEST:                           PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.


____________________              /S/ JEFF GILL
                                  BY: JEFF GILL
                                  ITS: PRESIDENT & CEO

PURCHASER:

ATTEST:                           PNLABS, INC.

_____________________             /S/ ARMAND DAUPLAISE
                                  BY: ARMAND DAUPLAISE
                                  ITS: CHAIRMAN






PURCHASER:

ATTEST:                           BIO-ONE CORPORATION

____________________              /S/ ARMAND DAUPLAISE
                                  BY: ARMAND DAUPLAISE
                                  ITS: PRESIDENT & CEO



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